Exhibit 16.02

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C

Gentlemen:

We have read Item 4 included in the Form 8_K dated April 29, 2003 of Consolidated Energy Inc. (formerly Barbeque Capital Corp.) Commission file no. 0_25951 filed with the Securities and Exchange Commission and are in agreement with the statement contained therein regarding Clyde Bailey, P.C.

/S/ Clyde Bailey, P.C.
Clyde Bailey, P.C.
San Antonio, Texas
April 29, 2003